Exhibit 99.1

Contact: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry_m_venturelli@whirlpool.com

WHIRLPOOL CORPORATION REPORTS

2005 SECOND-QUARTER RESULTS;

Company Achieves Record Sales;

Results Reflect Progress in Mitigating Higher Material Costs

BENTON HARBOR, Mich., July 21, 2005—Whirlpool Corporation (NYSE: WHR) today announced second-quarter 2005 net earnings of $96 million, or $1.42 per diluted share, compared to $106 million, or $1.53 per diluted share, in the same period last year. The decline was driven by significantly higher material and oil-related costs.

Net sales of $3.6 billion were a second-quarter record and increased 9 percent from last year. Excluding currency translations, net sales increased by approximately 5 percent.

“We are pleased with our global operating performance given the significant magnitude of the material cost increases in the second quarter and throughout the first half of the year,” said Jeff M. Fettig, Whirlpool’s chairman, president and chief executive officer. “The success of the actions we have been taking to adjust to the global cost environment has positioned us well for the balance of the year.”

The company’s second-quarter results reflect approximately $180 million of higher material and oil-related costs, as well as unfavorable currency, and higher restructuring expense compared to the same period last year. These costs were mitigated through a combination of factors, including price increases, mix improvement, productivity and cost-control initiatives, as well as a lower effective tax rate.

Cash used in operating activities for the first half was $109 million compared to cash provided of $82 million last year, primarily due to higher planned working capital. Cash flow was also impacted by planned increases in capital investments in the company’s global operating platform and innovation to support future growth.

For the first half of 2005, record sales of $6.8 billion increased 8 percent from the prior-year period. Excluding currency translations, sales increased approximately 5 percent. Year-to-date earnings of $182 million were significantly impacted by material and oil-related costs of approximately $370 million and declined 12 percent from the first half of 2004.

Fettig added: “We expect positive year-over-year earnings momentum to increase during the remainder of the year as our combined ongoing actions continue to build and overcome the material cost increases.”

RECENT MILESTONES

•	Whirlpool Corporation has been named to the “2005 List of Top 20 U.S. Companies for Leaders,” making this the second consecutive year the company has been acknowledged for its focus on developing leaders within the company. Sponsored by global human resources services firm Hewitt Associates and The Human Resource Planning Society (HRPS), the “Top 20 Companies for Leaders” were selected by an independent panel of judges.

•	Whirlpool Corporation has been named one of “25 Noteworthy Companies for Diversity” by DiversityInc magazine. The company was recognized for its excellent community philanthropy, employee-resource groups and measurement of diversity success.

•	Whirlpool was the premier sponsor of the 2005 Jimmy Carter Work Project (JCWP), an annual initiative to build homes for families in need and raise awareness of the critical shortage of affordable housing. During the week of June 19th, 238 homes in Michigan and Canada were built by JCWP volunteers, which included more than 300 Whirlpool employees from the company’s operations around the world. Whirlpool also directly sponsored the construction of 10 homes during the JCWP, which is associated with Habitat for Humanity International.

•	Whirlpool Corporation received an Industrial Design Excellence Award (IDEA) from the Industrial Designers Society of America (IDSA). The prestigious award was in recognition of the Whirlpool brand Fabric Freshener, an innovative portable appliance that releases odors and relaxes wrinkles from fabrics in about 30 minutes. The product also was awarded a special innovation prize at the annual French trade fair, la Foire de Paris.

•	For the second consecutive year, the Great Place to Work Institute named Whirlpool’s Brazilian subsidiary, Multibrás, as one of the “100 Best Companies to work for in Latin America.”

New Innovations

•	The Whirlpool® Velos™ g2Convect appliance allows consumers to grill, bake, broil and steam like a traditional oven but with the speed of a microwave. The large capacity microwave hood combines a new convection cooking capability and the company’s g2max™ speedcook technology.

•	Whirlpool brand introduced the unique Fast Fill™ water dispensing system, which gives consumers the ability to fill any size cup, glass or container with chilled water twice as fast as previous dispensers. The system is the first to have a measured fill feature and a 180-degree rotating faucet.

•	KitchenAid introduced a new version of its top-rated Dual Fuel Range to include steam-assist technology – a cooking feature used by professional chefs. This range is the first full-size, freestanding model to offer steam technology in the U.S. and requires no special plumbing or remodeling for installation.

•	Gladiator™ GarageWorks by Whirlpool Corporation expanded its suite of organizational products for the garage with the introduction of the Gladiator Cadet(TM) series. The suite of floor cabinets, project centers, and work benches complement the brand’s more featured products and extends the distribution of Gladiator products to a broader base of consumers.

•	Brastemp brand introduced Brastemp Colors, a new line of refrigerators with colors that appeal to the growing number of Brazilian consumers interested in both functional and design innovation.

SECOND QUARTER REGION REVIEW

Whirlpool North America operations delivered record second-quarter revenue of $2.2 billion, an increase of 5 percent from the prior-year period. The company’s U.S. unit shipments of major appliances (T-7) were essentially equal to last year as strong Whirlpool branded performance was offset by lower OEM shipments. Total U.S. appliance industry unit shipments were up approximately 2 percent. Sales were positively impacted by price increases and a favorable product mix.

Continued higher material and oil-related costs led to a 12-percent decline in operating profit. The impact from higher costs and planned manufacturing downtime was mitigated through improved pricing and mix, productivity gains and strong cost controls. During the quarter, the company announced an additional price increase on selected products, effective July 3, to mitigate higher oil-related costs.

Based on current economic conditions, the company expects full-year industry unit shipments in 2005 to increase by approximately 1-to-2 percent.

Whirlpool Europe sales of $770 million increased 9 percent from the prior-year period, representing a record second quarter. Excluding currency translations, sales increased approximately 4 percent. Strong volume gains and the strength of Whirlpool brand performance drove the improved results. The sales improvements were achieved despite an estimated decline in industry unit shipments of approximately 3 percent.

Operating profit improved 4 percent as higher raw material costs were offset by strong brand and product mix, productivity improvements, lower general and administrative expense, and price increases.

Based on current economic conditions, the company expects full-year industry unit shipments in 2005 to be flat to down 1 percent.

Whirlpool Latin America sales of $494 million increased 26 percent from the prior-year period. Excluding currency translations, sales increased approximately 8 percent driven by appliance and compressor price increases and improved product mix. Industry unit shipments of appliances are estimated to have increased 8 percent during the quarter.

Price increases, productivity improvements, lower freight costs and aggressive cost reductions more than offset significantly higher raw material costs and unfavorable currency, and led to an operating profit of $31 million, an 88 percent increase from the prior-year period.

The company expects macro-economic conditions in Brazil to remain positive during the second half of the year. As a result, the company continues to anticipate a 4-to-5 percent increase in industry unit shipments in 2005.

Whirlpool Asia sales of $123 million increased 12 percent from the prior-year period primarily due to improved market share performance and new product introductions. Excluding currency translations, sales increased approximately 9 percent. Operating profit was down slightly from last year, primarily due to higher material costs.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase 3-to-5 percent.

Outlook

“Our focused action plans to mitigate higher material and oil-related costs are on track and are being effectively executed,” said Fettig. “Given that oil prices remain volatile, we expect full-year material and oil-related cost increases closer to the higher end of our previous guidance of $500-to-$550 million, much of which has been absorbed in our first-half results.”

He added: “Given this challenging environment, we expect that our global operations will continue to benefit from innovation, strong mix, execution of previously announced price increases, higher levels of controllable productivity, reductions in non-product related spending and the acceleration of new product introductions. Based on our assessment of the current environment, we continue to expect full-year earnings-per-share of $5.90-to-$6.10, and free cash flow to be in the $250-to-$300 million range.”

Subsequent Event

On July 17, 2005, Whirlpool Corporation announced that it has made a proposal to acquire Maytag Corporation (NYSE: MYG) for $17 per Maytag share. The proposal represents a 21 percent premium over the price offered by Triton Acquisition Holding in their current agreement with Maytag. Whirlpool’s proposed transaction is valued at $2.3 billion in cash and stock (based on assumed debt of $969 million).

“We believe that our proposal is both financially and strategically compelling,” said Fettig. “The combination would deliver significant value to both Maytag and Whirlpool shareholders, and lead to substantial efficiencies with direct benefits to consumers and trade customers.” Whirlpool’s proposal is subject to the satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement.

The table below reconciles cash (used in) provided by operating activities as prepared in accordance with accounting principles generally accepted in the United States to free cash flow. Management believes this comparison of free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations. Free cash flow is cash (used in) provided by operating activities after capital expenditures, proceeds from the sale of fixed assets and dividends paid. The following is a reconciliation of the most comparable GAAP measure to free cash flow as defined by the company.

(millions of dollars)	YTD June 30 2005	YTD June 30 2004	2005 Projection (1)
Cash (used in) provided by operating activities	$(109)	$82	$862
Capital expenditures	(175)	(131)	(500)–(550)
Proceeds from sale of fixed assets	4	23	50
Dividends paid	(57)	(59)	(112)

Free cash flow	$(337)	$(85)	$250 - $300

Note (1): Amounts for 2005 included in the table above are projections. Such projections are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 10:00 a.m. (EDT) Thursday, July 21, 2005, the company will host a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com

This news release contains forward-looking statements that speak only as of this date. The company disclaims any obligation to update such information. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share, cash flow, and material costs for the full year 2005, as well as the expected consequences of enacted price increases. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Many factors could cause actual results to differ materially from the Company’s forward-looking statements. Among these factors are: (1) the cost of raw materials and components, especially steel and the impact of rising oil prices; (2) the financial impact of the Company’s announced price increases will be dependent upon such factors as the strength of the Company’s brands in the market place, the strength of consumer demand for the Company’s products, and other factors outside of the Company’s control such as the general economic conditions prevailing at the time the new pricing goes into effect; (3) rising worldwide transportation costs due to historically high and volatile oil prices, capacity constraints, and other factors; (4) the ability to gain or maintain market share in an intensely competitive global market; (5) the success of the Company’s global strategy to develop brand differentiation and brand loyalty; (6) the Company’s global operating platform initiatives; (7) the success of the Latin American businesses operating in challenging and volatile environments; (8) continuation of the Company’s strong relationship with Sears Holdings Corporation in North America, which accounted for approximately 17% of consolidated net sales of $13 billion in 2004; (9) currency exchange rate fluctuations; (10) social, economic and political volatility in developing markets; (11) continuing uncertainty in the North American, Latin American, Asian and European economies; (12) the effectiveness of the series of restructuring actions the Company has announced and/or completed through 2004; (13) U.S. interest rates; (14) new Asian competitors; (15) changes to the obligations as presented in the contractual obligations table; (16) changes in the funded position of the U.S. pension plans; (17) continued strength of the U.S. builder industry; (18) the threat of terrorist activities or the impact of war; (19) the Company’s estimate of its annual effective tax rate of approximately 31.7%; and (20) the success of the Company’s proposal to acquire Maytag Corporation and, if the acquisition is completed, the Company’s ability to realize expected benefits.

This material is not a substitute for the prospectus/proxy statement Whirlpool and Maytag would file with the Securities and Exchange Commission if a definitive agreement with Maytag is reached. Investors are urged to read any such prospectus/proxy statement, when available, which would contain important information. The prospectus/proxy statement would be, and other documents filed by Whirlpool and Maytag with the Securities and Exchange Commission are, available free of charge at the SEC’s website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President Investor Relations.

Whirlpool is not currently engaged in a solicitation of proxies from the stockholders of Maytag in connection with Whirlpool’s proposed acquisition of Maytag. If a proxy solicitation commences, Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participants in such solicitation. Information about Whirlpool’s directors and executive officers is available in Whirlpool’s proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag would file if a definitive agreement with Maytag is reached.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(millions of dollars except per share data)

	Three Months Ended		Six Months Ended
	2005	2004	2005	2004
Net sales	$3,556	$3,264	$6,764	$6,271

EXPENSES:
Cost of products sold	2,825	2,539	5,344	4,858
Selling, general and administrative	533	516	1,035	1,000
Restructuring costs	7	—	14	1

	3,365	3,055	6,393	5,859

OPERATING PROFIT	191	209	371	412

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(17)	(10)	(29)	(15)
Interest expense	(34)	(30)	(69)	(64)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	140	169	273	333
Income taxes	41	62	87	123

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	99	107	186	210
Equity in earnings (loss) of affiliated companies	—	—	1	(3)
Minority interests	(3)	(1)	(5)	—

NET EARNINGS	$96	$106	$182	$207

Per share of common stock:
Basic net earnings	$1.44	$1.56	$2.73	$3.04

Diluted net earnings	$1.42	$1.53	$2.69	$2.96

Dividends declared	$.43	$.43	$.86	$.86

Weighted-Average Shares Outstanding (in millions)

Basic	66.8	68.0	66.8	68.3

Diluted	67.9	69.5	67.9	70.0

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited) June 30 2005	December 31 2004
ASSETS

CURRENT ASSETS
Cash and equivalents	$188	$243
Trade receivables, less allowances (2005: $94; 2004: $107)	2,123	2,032
Inventories	1,772	1,701
Prepaid expenses	84	74
Deferred income taxes	160	189
Other current assets	299	275

Total Current Assets	4,626	4,514

OTHER ASSETS
Investment in affiliated companies	19	16
Goodwill, net	167	168
Other intangibles, net	105	108
Deferred income taxes	319	323
Prepaid pension costs	329	329
Other assets	160	140

	1,099	1,084

PROPERTY, PLANT AND EQUIPMENT
Land	88	91
Buildings	1,073	1,073
Machinery and equipment	5,919	5,933
Accumulated depreciation	(4,607)	(4,514)

	2,473	2,583

Total Assets	$8,198	$8,181

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$515	$244
Accounts payable	2,047	2,297
Employee compensation	274	300
Deferred income taxes	49	57
Accrued expenses	809	811
Restructuring costs	11	13
Income taxes	96	110
Other current liabilities	135	146
Current maturities of long-term debt	8	7

Total Current Liabilities	3,944	3,985

OTHER LIABILITIES
Deferred income taxes	215	240
Pension benefits	377	367
Postemployment benefits	512	499
Other liabilities	227	256
Long-term debt	1,113	1,160

	2,444	2,522

MINORITY INTERESTS	91	68

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	90	90
Shares authorized - 250 million
Shares issued - 90 million (2005); 90 million (2004)
Shares outstanding - 67 million (2005); 67 million (2004)
Paid-in capital	777	737
Retained earnings	2,721	2,596
Accumulated other comprehensive income (loss)	(619)	(601)
Treasury stock - 24 million (2005); 23 million (2004)	(1,250)	(1,216)

Total Stockholders’ Equity	1,719	1,606

Total Liabilities and Stockholders’ Equity	$8,198	$8,181

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30

(millions of dollars)

	2005	2004
OPERATING ACTIVITIES
Net earnings	$182	$207
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
(Gain) loss on disposition of assets	(4)	1
Depreciation and amortization	224	226
Changes in assets and liabilities:
Trade receivables	(174)	(160)
Inventories	(120)	(236)
Accounts payable	(206)	47
Restructuring charges, net of cash paid	—	(20)
Taxes deferred and payable, net	(19)	73
Accrued pension	31	27
Other - net	(23)	(83)

Cash Provided By (Used In) Operating Activities	$(109)	$82

INVESTING ACTIVITIES
Capital expenditures	$(175)	$(131)
Proceeds from sale of assets	4	23
Acquisitions of businesses, net of cash acquired	—	(2)

Cash Used In Investing Activities	$(171)	$(110)

FINANCING ACTIVITIES
Proceeds of short-term borrowings, net	$268	$260
Repayments of long-term debt	(5)	(11)
Dividends paid	(57)	(59)
Purchase of treasury stock	(34)	(250)
Common stock issued under stock plans	33	53
Other	26	(16)

Cash Provided By (Used For) Financing Activities	$231	$(23)

Effect of Exchange Rate Changes on Cash and Equivalents	$(6)	$(5)

Decrease in Cash and Equivalents	$(55)	$(56)
Cash and Equivalents at Beginning of Period	243	249

Cash and Equivalents at End of Period	$188	$193